Exhibit 99.1

NEWS RELEASE

CONTACT:	Jason Korstange
(952) 745-2755
www.tcfbank.com

FOR IMMEDIATE RELEASE

200 Lake Street East, Wayzata, MN 55391-1693

TCF Closes $172.5 Million Common Stock Offering

WAYZATA, MN, February 26, 2010 – TCF Financial Corporation (“TCF”) (NYSE:TCB) today announced that the company raised gross proceeds of $172.5 million through its previously announced public common stock offering.  In connection with the offering, TCF issued 12,322,250 shares of common stock, including 1,607,250 shares issued pursuant to the full exercise of the underwriters’ over-allotment option, at a public offering price of $14.00 per share.  Net proceeds of the offering to TCF after deducting underwriting discounts and commissions and estimated offering expenses were approximately $164.5 million.  Morgan Stanley and J.P. Morgan acted as joint lead book-running managers.  RBC Capital Markets and Stifel Nicolaus served as co-managers.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.  The offering will be made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from Morgan Stanley at 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department or by email at prospectus@morganstanley.com and from J.P. Morgan via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling toll-free (866) 803-9204.

TCF is a Wayzata, Minnesota-based national financial holding company with $17.9 billion in total assets.  The company has 443 banking offices in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and South Dakota, providing retail and commercial banking services.  TCF also conducts commercial leasing and equipment finance business in all 50 states and commercial inventory finance business in the U.S. and Canada.  For more information about TCF, please visit www.tcfbank.com.

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